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                                                                 EXHIBIT 10.15
                       EMPLOYMENT AGREEMENT AMENDMENT

         This Employment Agreement Amendment ("Amendment") is entered into this ____ day of ____________, 1997, by and between Exploration Holdings Limited (the "Company") and __________________ ("Executive").

                                    Recitals

         WHEREAS, the Company and Executive have previously entered into a Service Agreement for Senior Directors relating to the employment of Executive by the Company, which has been amended by an Employment Agreement Amendment dated July 3, 1996 (as so amended, the "Agreement");

         WHEREAS, Executive and the Company have agreed to enter into this Amendment and hereby amend certain terms of the Agreement as set forth herein;

                                   Agreement

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

         1. Executive and the Company hereby agree that the warrants to purchase up to 5,555 ordinary shares of US$0.001 of Energy Research International, a Cayman Islands corporation and the parent corporation of the Company, at a price of US$300.03 per ordinary share, granted to the Executive on July 3, 1996 pursuant to the Agreement are hereby cancelled.

         2. Executive is hereby granted stock options to purchase up to 75,000 shares of Common Stock, $0.01 par value per share, of Eagle Geophysical, Inc., a Delaware corporation and the ultimate parent corporation of the Company ("Eagle"), pursuant to Eagle's stock option plan at a price per share equal to the initial public offering price of such stock pursuant to Eagle's initial public offering being consummated on or about the date hereof. Such stock options shall vest in cumulative installments of one-third of the total shares subject thereto on each of the first, second and third anniversaries of the date hereof and will expire ten years from the date of grant or such earlier date as may be specified pursuant to Eagle's stock option plan. In addition, any such options that are not vested as of any date on which the Company terminates the Executive's employment not in accordance with this Agreement shall become fully vested on the date of such termination.

         3. The annual review date set forth in paragraph 7 of the Terms and Conditions of Employment, Particulars, is hereby amended to be each subsequent anniversary of the date hereof.

         4. Subsection 1.4.2 of the Agreement is hereby amended to read in its entirety as follows:

         "1.4.2 the relocation shall be within England or the United States of America; provided, however, any such relocation to the United States shall be only
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                          with the consent of Executive, which consent may not
                          be unreasonably withheld by the Executive."


         5. Subsection 5.2 of the Agreement is hereby amended to read in its entirety as follows:

         "5.2 Any change in salary will be made at the Company's absolute discretion; provided, however in no event may the salary be reduced below the Salary reflected as item 6 of the Terms & Conditions of Employment attached as a part of the Agreement."

         6. The Company Executive Incentive Scheme contemplated in paragraph 13.1 of the Agreement is hereby amended for the calendar year ending December 31, 1997 to provide that the Executive shall be entitled to receive an amount equal to 50% of his base salary for such year under the Scheme if and only if the Operating Profit Margin (as defined in Paragraph 13.2 of the Agreement) of the Marine Business (as defined in Paragraph 13.2 of the Agreement) for such year equals or exceeds 24% of revenues from the Marine Business.

         7. Section 13 of the Agreement is hereby amended by adding a new paragraph 13.2 thereto as follows:

13.2     Additional Incentive Bonus

         13.2.1 Additional Incentive Bonus. The Executive shall receive additional incentive bonuses, if earned,with respect to the fiscal years ending during the Term pursuant to Subsection 13.2.3 and/or 13.2.4 (each an "Additional Incentive Bonus"); provided, however, that no Additional Incentive Bonus for a fiscal year shall be payable if the Net After-Tax Profits (as hereinafter defined) for such fiscal year do not exceed Base Profits (as hereinafter defined).

         13.2.2           Definitions.

                          "Base Profits" shall mean 5% of gross revenues from the Marine Business.

                          "Chief Financial Officer" means the chief financial officer of Eagle Geophysical.

                          "Eagle Geophysical" means Eagle Geophysical, Inc., a Delaware corporation and the indirect parent corporation of the Company.

                          "Marine Business" means the marine seismic data acquisition business of the Company and its wholly owned subsidiaries and of any other company that is a direct or indirect wholly owned subsidiary of Eagle Geophysical.
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                          "Net After-Tax Profits" shall, for the purposes
                          hereof, mean the amount of net profits of the Marine Business calculated by the Chief Financial Officer applying U.S. GAAP and such other accounting principles and assumptions as may be reasonable and taking into account expenses attributable to allocable overhead (based on revenues) from all other companies controlled by or under common control with the Company engaged in the Marine Business and of such companies' parent corporation(s), and subtracting therefrom all income tax liabilities attributable to the Marine Business.

                          "Operating Profit Margin" means the amount of revenue less cost of sales of the Marine Business calculated by the Chief Financial Officer applying U.S. GAAP and such other accounting principles and assumptions as may be reasonable.

         13.2.3 Applicable Percentage Bonus. If Net After-Tax Profits for a fiscal year exceed Base Profits for such fiscal year, the Executive shall receive an Additional Incentive Bonus (in addition to any Additional Incentive Bonus pursuant to Subsection 13.2.4) equal to the Applicable Percentage set forth in the table below multiplied by the difference between actual Net After- Tax Profits and Base Profits.

                              Net After-Tax Profits
                           (percent of gross revenues)     Applicable Percentage
                           ---------------------------     ---------------------

                          greater than 5%, but less than           2.0%
                                  or equal to 6%

                          greater than 6%, but less than           2.5%
                                  or equal to 7%

                                 greater than 7%                   3.0%

         13.2.4 Significant Increase in Revenues Bonus. If Net After-Tax Profits for a fiscal year after 1997 exceed Base Profits for such fiscal year, and if gross revenues of the Marine Business for such fiscal year increase by an amount of 20% or more as compared to the gross revenues of the Marine Business for the previous fiscal year, the Executive shall receive an Additional Incentive Bonus equal to 3% multiplied by the excess, if any, of the Net After-Tax Profits for such fiscal year over the greater of (i) the Net After-Tax Profits for the prior fiscal year or (ii) Base Profits for the prior fiscal year.

         13.2.5 Payment of Additional Incentive Bonus. The Chief Financial Officer shall calculate the Net After-Tax Profits, and any Additional Incentive Bonus payable to the Executive in connection therewith, shall certify such calculations and shall deliver such calculations to the Executive as soon as reasonably practicable after the end of each fiscal year, but in any event within seventy-five (75) days following the end of such fiscal year. Any





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                          Additional Incentive Bonus payable hereunder shall be
                          paid by the Company to the Executive within seven (7) days of delivery of such calculations by the Chief Financial Officer and in any event within eighty-two
                          (82) days following the end of the applicable fiscal year.

         8. Section 28 of the Agreement is hereby amended to read in its entirety as follows:

"28.     DISPUTES

28.1 Arbitration. Any dispute, difference or question ("Dispute") between Executive and the Company ("Disputing Parties"), arising with respect to the Agreement or Executive's employment under the Agreement that is not resolved promptly by the Disputing Parties shall be resolved by binding arbitration as follows. In the event the Parties are unable to resolve the Dispute within 14 days following written notice from one Disputing Party to the other setting forth the basis of the Dispute, then either Disputing Party may request that the Dispute be settled by binding arbitration by an arbitrator mutually acceptable to the Disputing Parties in an arbitration proceeding conducted in Houston, Texas in accordance with the rules existing at the date hereof of the American Arbitration Association. If the Disputing Parties hereto cannot agree on an arbitrator within ten (10) business days of the initiation of the arbitration proceeding, an arbitrator shall be selected for the Disputing Parties by the American Arbitration Association. The Disputing Parties shall use their reasonable best efforts to have the arbitration proceeding concluded and a judgment rendered by the arbitrator within forty (40) business days of the initiation of the arbitration proceeding. The decision of such arbitrator shall be final, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof, and the costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Disputing Parties) of such arbitration (including the costs to enforce or preserve the rights awarded in the arbitration) shall be borne by the Disputing Party whom the decision of the arbitrator is against. If the decision of the arbitrator is not clearly against one of the Disputing Parties or the decisions of the arbitrator is against more than one Disputing Party on one or more issues, the costs of such arbitration shall be borne equally by the Disputing Parties.

28.2 Consent to Jurisdiction; Venue. The parties hereto agree that all actions relating to the enforcement of this Section or any award rendered hereunder, and over which the United States federal courts have subject matter jurisdiction, shall be litigated, if at all, exclusively in the United States District Court for the Southern District of Texas, Houston Division, and, if necessary, the corresponding appellate courts. The parties further agree that all actions relating to the enforcement of this Section or any award rendered hereunder, and over which the United States federal courts do not have subject matter jurisdiction, shall be litigated, if at all, exclusively in the Courts of the State of Texas, in Harris County, and, if necessary, the corresponding appellate courts. Each party hereto hereby submits itself to the personal jurisdiction of, and consents to venue in, any such court, and hereby waives any claim it may otherwise have that such court lacks personal





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                 jurisdiction over it, or that such court is an inconvenient forum, with respect to any such matter or proceeding. Each party hereto further agrees to voluntarily appear and to enter a general appearance in any such proceeding which is brought in any such court. Executive hereby appoints Carolyn Campbell and/or Griggs & Harrison, P.C. of Houston, Texas as its agent for service of process in any such matter or proceeding."

28.3 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United Kingdom, without regard to the conflicts of laws provisions thereunder.

         9. Except as specifically amended hereby, the terms and provisions of the Agreement shall continue in full force and effect.


SIGNED as a Deed         )
by the Company           )
acting by its            )                  -----------------------------------
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SIGNED as a Deed         )
by the Executive         )
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